Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 26, 2020, with respect to the audited consolidated financial statements of NaturalShrimp Incorporated for the years ended March 31, 2020 and 2019, included in NaturalShrimp Incorporated’s Annual Report on Form 10-K for the year ended March 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
March 3, 2021